SECURITIES AND EXCHANGE COMMISSION

                       WASHINGTON, D.C.  20549


                               FORM 8-K

          CURRENT REPORT pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report   (Date of earlier event reported)  October 29, 2002


                       COVEST BANCSHARES, INC.
        (Exact name of Registrant as specified in its charter)


               Delaware               0-20160               36-3820609
          (State or other      (Commission File No.)      (IRS Employer
           jurisdiction of                                 Number)
           Incorporation)


              749 Lee Street, Des Plaines, Illinois    60016
           (Address of principal executive offices)  (Zip Code)

     (Registrant's telephone number, including area code)  847-294-6500



Item 5.  Other Events

On Tuesday, October 29, 2002, the Company issued a press release pertaining to third quarter 2002 results. The text of the press release is attached hereto as Exhibit 99.1.


Item 7.  Exhibit 99.1        Third Quarter 2002 Earnings Release


                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 29, 2002


                          COVEST BANCSHARES, INC.



                          By:   /s/ JAMES L. ROBERTS

                                -----------------------------
                                James L. Roberts
                                President and
                                Chief Executive Officer


                          By:   /s/ PAUL A. LARSEN

                                -----------------------------
                                Paul A. Larsen
                                Executive Vice President and
                                Chief Financial Officer


CoVest Bancshares, Inc. Reports 30 Percent Increase in Diluted Earnings per Share for the Third Quarter of 2002 over the same period in 2001.

DES PLAINES, IL. October 29, 2002 - CoVest Bancshares, Inc.'s (Nasdaq/COVB) Net income was $1,708,000 for the third quarter of 2002, up 16% over $1,474,000 for the same period in 2001. Basic earnings per share were $0.50, a 28% increase compared to $0.39 for the third quarter of 2001. Diluted earnings per share were $0.48, a 30% increase compared to $0.37 for the third quarter of 2001.

Return on average equity and return on average assets during the third quarter of 2002 were 14.58% and 1.15% respectively, compared to 11.92% and 1.02% for the third quarter in 2001.

The Company's efficiency ratio improved to 53.36% compared to 56.01% in the third quarter of 2001. The Company's goal is to maintain an efficiency ratio at lower than 56% for 2002.

Cash earnings (net income adjusted for the after tax impact of amortization of goodwill) for the third quarter of 2002 were $1,739,000, or $0.51 (basic) and $0.49 (diluted) earnings per share, compared to $1,505,000, or $0.40 (basic) and $0.38 (diluted) earnings per share for the same period in 2001.

Net interest income for the third quarter of 2002 increased $119,000, or 2% compared to the same period in 2001. The increase in net interest income can be attributed to a decrease in interest expense, offset by a decrease in interest income. The Company was in a liability sensitive position, where liabilities repriced faster than assets in 2001 when rates were declining. In addition to this, the Company sold $54.0 million of its mortgage loan portfolio in 2001 which provided the Company liquidity and afforded the Company the opportunity to price its deposits moderately. The deposit base coming into 2002 was then at lower cost levels. The net interest spread for the third quarter of 2002 was 3.18% compared to 2.99% for the same period in 2001. The weighted average yield on interest earning assets was 6.24% for the third quarter of 2002, a decrease of 136 basis points compared to 7.60% in 2001. The weighted average cost of interest bearing liabilities was 3.06% for the third quarter of 2002, a decrease of 155 basis points compared to 4.61% in 2001. The increase in non-interest bearing deposits by $4.5 million, or 16%, also contributed to the increase in net interest margin. Net interest margin was 3.58% for the third quarter of 2002, slightly down compared to 3.59% for the same period in 2001.

The Company's total interest income (tax equivalent) on earning assets decreased 16% to $8,930,000 for the third quarter in 2002 compared to $10,577,000 for the same period in 2001. The average balance of interest earning assets increased 3% to $572.4 million compared to $556.9 million for the same period in 2001. The Federal Reserve's rate reductions in 2001 caused a decrease in the Company's loan index rates and prompted prepayments in the loan portfolio, particularly in the multi-family loan portfolio, which is mostly comprised of adjustable rate loans with floors established upon origination. As of September 30, 2002, $88.8 million of the adjustable multi-family loan portfolio had reached their floors. The average yield on loans for the third quarter of 2002 was 6.45%, down by 142 basis points compared to 7.87% for the same period in 2001. Loan costs associated with loan prepayments in the multi-family loan portfolio totaled $93,000. The average yield earned on investments was 4.74%, an 88 basis point decrease compared to 5.62% for the same period in 2001. The average yield on overnight investments for the third quarter of 2002 was 1.59%, a 179 basis point decrease compared to 3.38% for the same period in 2001. The increased volume of loans partially offset the effect of the income reduction from falling rates.

Total interest expense decreased 32% to $3,815,000 for the third quarter of 2002 compared to $5,573,000 for the same period in 2001. The average cost of deposits for the third quarter of 2002 was 2.86%, a 159 basis point decrease compared to 4.45% for the same period in 2001. The average balance of the High Yield Money Market account decreased 20% to $96.0 million compared to $120.4 million for the same period in 2001. The average balance of savings accounts increased 80% to $80.3 million compared to $44.5 million for the same period in 2001. The Company believes that the decline of the 91-day Treasury bill rate to which the High Yield Money Market account is indexed, caused the decline in this type of deposit. The Company also believes that the rate of savings accounts that remained fixed at 2.50%, prompted depositors to shift their funds from the High Yield Money Market account to savings accounts. Effective October 1, 2002, the Company implemented relationship pricing on its savings accounts. The savings account rate was reduced to 1.50% with an additional .75% premium rate on savings accounts that also have a checking account relationship. The average cost of borrowings decreased to 4.27%. a 143 basis point decrease compared to 5.70% for the same period in 2001.

The provision for loan losses was $217,000 for the third quarter of 2002, a 28% decrease for the same period in 2001. The net charge-offs for the quarter were $16,000.

On a quarterly basis, management of the Company meets to review the adequacy of the Allowance for Loan Losses. Each loan officer grades his or her individual commercial credits and the Company's outsourced loan review function validates the officers' grades. In the event that loan review results in a downgrade of the loan, it is included in the allowance analysis at the lower grade. The grading system is in compliance with the regulatory classifications and the allowance is allocated to the loans based on the regulatory grading, except in instances where there are known differences (i.e. collateral value is nominal, etc.) Once the specific portion of the allowance is calculated, management then calculates a historical portion for each loan category based on loan loss history, current economic conditions and trends in the portfolio, including delinquencies and impairments. As a result of this analysis, management believes that the allowance for losses on loans at September 30, 2002 was at a level adequate to absorb probable incurred losses on existing loans, although there can be no assurance that such losses will not exceed the estimated amounts.

Total assets increased by 3% to $600.5 million as of September 30, 2002, as compared to $585.7 million at December 31, 2001. Total liabilities increased by 2% to $553.0 million, as compared to $540.6 million as of December 31, 2001. Stockholder's equity increased by 5% to $47.5 million, as compared to $45.2 million as of September 30, 2001.

Cash and cash equivalents increased to $11.3 million at September 30, 2002 from $6.6 million at December 31, 2001. The increase resulted from an increase in deposits at other banks.

Securities increased by 17% to $60.9 million from $52.2 as of December 31, 2001. The increase consisted of Federal Home Loan Bank Multi-Step Bonds with maturities out to 5 years, callable semi-annually with coupons that reset annually.

Net loans receivable at September 30, 2002 were $510.8 million, or relatively the same level as at December 31, 2001 of $509.6 million. As interest rates currently are at 40 year lows, it has been the Company's strategy to concentrate on funding short-term adjustable rate loans to minimize its exposure to rising interest rates. Commercial loans increased 14% to $53.5 million, as compared to $47.0 million as of December 31, 2001. Multi-family loans increased 4% to $233.1 million, as compared to $223.6 million as of December 31, 2001. The multi-family loan portfolio is mostly comprised of adjustable rate loans with floors established upon origination. In April 2002, the Company sold $20.1 million of its multi-family loan portfolio to better position itself in an increasing rate environment. The sale consisted of 5-year adjustable rate loans where the rate is fixed for the first 5-year term and then reprice off the 5-year Treasury index for the next five years. There was no gain or loss on the transaction and the loans were sold at 7% pass-through until the next rate adjustment date. The overall average gross rate was 8.00%. The Company retains the servicing of the loans for a .25% servicing fee and a 50/50 split of the prepayment fee was negotiated for the life of the contract. Funds have been redeployed to shorter-term adjustable rate loans with floors set upon origination. Commercial real estate loans increased 8% to $85.6 million, as compared to $79.4 million as of December
31, 2001.   Construction loans decreased 19% to $47.5 million, as compared to
$58.8 million as of December 31, 2001. The Company has limited its new construction lending and is still funding prior commitments. Mortgage loans decreased 6% to $54.8 million, as compared to $58.2 million as of December 31, 2001. Although the Company generally retains only adjustable-rate mortgage loans in its portfolio, it continues to originate fixed-rate mortgage loans in order to provide a full range of products to its customers. Such loans are originated only under terms, conditions, and documentation standards that make the loans eligible for sale to the Federal Home Loan Mortgage Corporation ("FHLMC"), the Federal National Mortgage Association ("FNMA") and other institutional investors. Prepayments exceeded loan originations. Consumer loans decreased 11% to $41.2 million, as compared to $46.3 million as of December 31, 2001, as automobile companies continue to offer zero percent financing.

Total deposits increased 2% to $462.9 million, as compared to $456.0 million as of December 31, 2001. Savings deposits increased 63% to $85.1 million, as compared to $52.1 million as of December 31, 2001. The High Yield Money Account decreased 20% to $91.5 million, as compared to $113.9 million as of December 31, 2001. The Company believes that the decrease in the High Yield Money Market account is caused by the decline in the 91-day Treasury Bill rate to which the account is indexed. The Company also believes that the decrease in the average High Yield Money Market account index rate to 1.71% caused the savings deposits to increase as the savings account rate remained at a fixed 2.50%. Certificates of deposit decreased 4% to $166.0 million, as compared to $172.1 million as of December 31, 2001. Jumbo certificates of deposit decreased 82% to $2.1 million, as compared to $11.8 million as of December 31, 2001. The Company believes that a portion of these decreases shifted to savings accounts as the 2.50% fixed savings account rate was higher than the short-term certificates of deposit rates. Effective October 1, 2002, the Company implemented relationship pricing on its savings accounts. The savings account rate was reduced to 1.50% with an additional ..75% premium rate on savings accounts that also have a checking account relationship. As of September 30, 2002, $61.2 million of the Company's savings accounts had checking account relationships and $23.8 million were regular savings accounts with no checking account relationships. Purchased certificates of deposits increased 17% to $53.4 million, as compared to $45.8 million as of December 31, 2001. Non-interest bearing checking accounts increased 7% to $33.1 million, as compared to $31.0 million as of December 31, 2001. Included in non-interest bearing accounts are the Company's official checks that decreased by $2.1 million. Corporate checking accounts increased $4.0 million as the Company continues its effort to increase its commercial banking business. Interest bearing checking accounts increased 9% to $31.9 million, as compared to $29.3 million as of December 31, 2001.

Total borrowings remained at relatively the same level at September 30, 2002 as at December 31, 2001. Total borrowings amounted to $74.9 million as of September 30, 2002, while at December 31, 2001, total borrowings were at $73.4 million. Included in short-term borrowings was a $1.0 million note incurred in connection with the Company's stock repurchase program. This borrowing will be repaid from the dividends from the Bank over the next several quarters. Long-term borrowings remained at $44.0 million as of September 30, 2002. Long-term borrowings consisted of Federal Home Loan Bank Term Advances and are a primary source of funding subject to collateral availability.

Stockholders' equity totaled $47.5 million at September 30, 2002. The number of shares outstanding excluding unallocated Employee Stock Ownership Plan shares was 3,399,957 and the book value per common share outstanding was $13.97, a 6.40% increase over $13.13 per common share outstanding at December 31, 2001.

On February 22, 2002, the Employee Stock Ownership Plan purchased 81,477 shares of CoVest Bancshares, Inc. common stock, held in the Company's treasury, for an aggregate purchase price of $1,500,000, or $18.41 per share. Shares issued to the ESOP are allocated to ESOP participants based on principal repayments made by the ESOP on the loan from the Company. The loan is secured by shares purchased with the loan proceeds and will be repaid by the ESOP with contributions from the Company. Principal payments are scheduled to occur over a fifteen-year period. $50,000 of principal plus interest, has been repaid during the first nine months of 2002.

The Company announced its 25th stock repurchase program on June 18, 2002, enabling the Company to repurchase 100,000 shares of its outstanding stock. A total of 21,241 shares were repurchased at an average price of $21.33 through October 29, 2002.

At September 30, 2002, the allowance for loan losses was $6.9 million as compared to $6.5 million as of December 31, 2001. The Company recognized net charge-offs of $550,000 and provided an additional $853,000 during the first nine months of 2002. Management believes that the allowance for loan losses at September 30, 2002 was at a level adequate to absorb probable incurred losses on existing loans. However, there can be no assurance that such losses will not exceed estimated amounts.

At September 30, 2002, total non-performing loans amounted to $4,360,000, or 0.73% of total assets compared to $2,285,000, or 0.38% of total assets at June 30, 2002 and to $2,538,000, or 0.43% of total assets at December 31, 2001. A $1,540,000 motel property in Wisconsin that had been categorized as a non-accrual loan as of December 31, 2001, was foreclosed on and sold in April, 2002. An additional $240,000 of this loan was charged-off prior to its move to Other Real Estate Owned. A $1,426,000 multi-family loan was classified as non-accrual in June 2002. The Company charged-off $159,000 of this loan during the second quarter of 2002. A $500,000 payment was received on this loan in September 2002 and now has a balance of $926,000. In the third quarter, three commercial real estate loans to related borrowers were put on non-accrual totaling $3,017,000. The Company has included these loans in the September 30, 2002 analysis of allowance for loan and lease losses; however, it is currently too early to ascertain what losses, if any, will be realized.

Other Real Estate Owned increased to $731,000 at September 30, 2002 compared to $661,000 as of December 31, 2001. Other Real Estate Owned consisted of two properties. One of the properties represents an undeveloped commercial real estate property in Chicago for $661,000. The Company is currently marketing the property and expects no losses. The other represents a residential property for $70,000 and was acquired by the Company in August 2002 and no loss is anticipated.

Along with other financial institutions, management shares a concern for the outlook of the economy during the remainder of 2002. A slowdown in economic activity beginning in 2001 severely impacted several major industries as well as the economy as a whole. Even though there are numerous indications of emerging strength, it is not certain that this strength is sustainable. In addition, consumer confidence may be negatively impacted by the recent substantial decline in equity prices. These events could still adversely affect cash flows for both commercial and individual borrowers, as a result of which, the Company could experience increases in problem assets, delinquencies and losses on loans.


SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This document (including information incorporated by reference) contains, and future oral and written statements of CoVest Bancshares, Inc., a Delaware corporation (the "Company") and its management may contain, forward-looking statements, within the meaning of such term in the Private Securities Litigation Reform Act of 1995, with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, the following:

* The strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations which may be less favorable than expected and may result in, among other things, a deterioration in the credit quality and value of the Company's assets.

* The economic impact of the terrorist attacks that occurred on September 11, 2001, as well as any future threats and attacks, and the response of the United States to any such threats and attacks.

* The effects of, and changes in, federal, state and local laws, regulations and policies affecting banking, securities, insurance and monetary and financial matters.

* The effects of changes in interest rates (including the effects of changes in the rate of prepayments of the Company's assets) and the policies of the Board of Governors of the Federal Reserve System.

* The ability of the Company to compete with other financial institutions as effectively as the Company currently intends due to increases in competitive pressures in the financial services sector.

* The inability of the Company to obtain new customers and to retain existing customers.

* The timely development and acceptance of products and services, including products and services offered through alternative delivery channels such as the Internet.

* Technological changes implemented by the Company and by other parties, including third party vendors, which may be more difficult or more expensive than anticipated or which may have unforeseen consequences to the Company and its customers.

* The ability of the Company to develop and maintain secure and reliable electronic systems.

* The ability of the Company to retain key executives and employees and the difficulty that the Company may experience in replacing key executives and employees in an effective manner.

* Consumer spending and saving habits which may change in a manner that affects the Company's business adversely.

* Business combinations and the integration of acquired businesses which may be more difficult or expensive than expected.

* The costs, effects and outcomes of existing or future litigation.

* Changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board.

* The ability of the Company to manage the risks associated with the foregoing as well as anticipated.


These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including other factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.


COVEST BANCSHARES, INC.
FINANCIAL HIGHLIGHTS
(Unaudited)

                                          THREE MONTHS ENDED
                                       SEPT 30,        SEPT 30,
                                         2002            2001         %CHANGE
                                      ----------      ----------      --------
Earnings:

   Net Interest Income (FTE)          $5,115,000      $5,004,000           2%

   Net Income                         $1,708,000      $1,474,000          16%

   Per Share

      Basic                                $0.50           $0.39          28%

      Diluted                              $0.48           $0.37          30%

Key Ratios:

   Return on Average Assets                 1.15%           1.02%         13%

   Return on Average Equity                14.58%          11.92%         22%

   Net Interest Margin                      3.58%           3.59%          0%

   Average Stockholders' Equity to
     Average Assets                         7.90%           8.59%         -8%

Risk-Based Capital Ratios:

   Tier I

      Company                              10.9%           10.3%           6%

      Bank                                 10.7%           10.7%           0%

   Total

      Company                              12.2%           11.6%           5%

      Bank                                 11.9%           12.0%          -1%

Common Stock Data:

   Cash Dividends Declared per Share       $0.08           $0.08           0%

   Book Value per Share                   $13.97          $12.84           9%

   Price/Earnings Ratio                    10.99x          12.89x        -15%




COVEST BANCSHARES, INC.
FINANCIAL HIGHLIGHTS
(Unaudited)

                                          NINE MONTHS ENDED
                                       SEPT 30,        SEPT 30,
                                         2002            2001         %CHANGE
                                      ----------      ----------      --------
Earnings:

   Net Interest Income (FTE)         $15,924,000     $14,594,000           9%

   Net Core Income*                   $5,001,000      $3,972,000          26%

   Net Income                         $5,001,000      $4,221,000          18%

   Per Share

      Basic                                $1.46           $1.10          33%

      Basic (core)*                        $1.46           $1.04          40%

      Diluted                              $1.39           $1.07          30%

      Diluted (core)*                      $1.39           $1.01          38%

Key Ratios:

   Return on Average Assets                 1.12%           0.97%         15%

   Return on Average Assets (core)*         1.12%           0.91%         23%

   Return on Average Equity                14.45%          11.51%         26%

   Return on Average Equity (core)*        14.45%          10.83%         33%

   Net Interest Margin                      3.68%           3.47%          6%

   Average Stockholders' Equity to
     Average Assets                         7.74%           8.45%         -8%

Risk-Based Capital Ratios:

   Tier I

      Company                              10.9%           10.3%           6%

      Bank                                 10.7%           10.7%           0%

   Total

      Company                              12.2%           11.6%           5%

      Bank                                 11.9%           12.0%          -1%

Common Stock Data:

   Cash Dividends Declared per Share       $0.24           $0.24           0%

   Book Value per Share                   $13.97          $12.84           9%

   Price/Earnings Ratio                    10.99x          12.89x        -15%



* Core net income: net income, adjusted for the after tax effect of the gain on sale of loans in the amount of $249,000, that occurred in the first quarter of 2001.



COVEST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)

(Dollars in thousands, except
 per share data)

                                             SEPT 30, 2002        DEC 31, 2001
ASSETS                                       -------------        ------------
------------
CASH ON HAND AND IN BANKS                        $ 10,202            $  6,552

INTEREST BEARING DEPOSITS                           1,102                  21
                                                 --------            --------
   Cash and Cash Equivalents                       11,304               6,573

SECURITIES:
   Securities Available-for-Sale                   51,024              40,897
   Mortgage-Backed and Related
      Securities Available-for-Sale                 2,278               3,948
   Federal Home Loan Bank and
      Federal Reserve Bank Stock                    7,591               7,319
                                                 --------            --------
TOTAL SECURITIES                                   60,893              52,164

LOANS RECEIVABLE:
   Commercial Loans                                53,473              47,024
   Multi-Family Loans                             233,130             223,613
   Commercial Real Estate Loans                    85,564              79,443
   Construction Loans                              47,538              58,796
   Commercial/Municipal Leases                        819               1,778
   Mortgage Loans                                  54,772              58,175
   Consumer Loans                                  41,159              46,273
   Mortgage Loans Held for Sale                     1,183               1,065
                                                 --------            --------
      TOTAL LOANS RECEIVABLE                      517,638             516,167
   Allowance for Loan Losses                     (  6,851)            ( 6,547)
                                                 --------            --------
LOANS RECEIVABLE, NET                             510,787             509,620

ACCRUED INTEREST RECEIVABLE                         3,039               3,281
PREMISES AND EQUIPMENT                              9,035               9,466
OTHER REAL ESTATE OWNED                               731                 661
GOODWILL                                            1,184               1,338
MORTGAGE SERVICING RIGHTS                             157                 222
OTHER ASSETS                                        3,340               2,404
                                                 --------            --------
TOTAL ASSETS                                     $600,470            $585,729
                                                 ========            ========








COVEST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Continued)
(Unaudited)

(Dollars in thousands, except per share data)

                                             SEPT 30, 2002        DEC 31, 2001
                                             -------------        ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
LIABILITIES:
   Deposits:
      Non-Interest Bearing                       $ 33,098            $ 30,993
      Interest Bearing Checking                    31,872              29,339
      Savings Accounts                             85,050              52,141
      Money Market Accounts                        91,517             113,864
      Certificates of Deposit                     165,960             172,055
      Jumbo CDs                                     2,085              11,834
      Purchased CDs                                53,360              45,776
                                                  -------             -------
                                                  462,942             456,002
   Short-Term Borrowings and Securities
      Sold U/A to Repurchase                       30,888              29,425
   Long-Term Advances from Federal
      Home Loan Bank                               44,000              44,000
   Advances from Borrowers for Taxes and
      Insurance                                     7,915               4,865
   Accrued Expenses and Other Liabilities           7,238               6,286
                                                  -------             -------
TOTAL LIABILITIES                                 552,983             540,578

STOCKHOLDERS' EQUITY:
   Common Stock, par value $.01 per share;
      7,500,000 authorized shares; 4,403,803
      shares issued at 9/30/02 and 12/31/01
      respectively                                     44                  44
   Additional Paid-in Capital                      18,326              17,268
   Retained Earnings                               45,520              41,360
   Treasury Stock, 922,369 shares and
      965,580 shares, held at cost 9/30/02
      and 12/31/01, respectively                  (15,735)            (14,290)
   Unearned ESOP shares                            (1,450)                  -
   Accumulated Other Comprehensive Income             782                 769
                                                 --------            --------
TOTAL STOCKHOLDERS' EQUITY                         47,487              45,151
                                                 --------            --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $600,470            $585,729
                                                 ========            ========









COVEST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)
(Dollars in thousands, except per        THREE MONTHS ENDED   NINE MONTHS ENDED
 share data)                             SEPT 30,  SEPT 30,  SEPT 30,  SEPT 30,
                                           2002      2001      2002      2001
INTEREST INCOME                           -------   -------   -------   -------
  Loans and Leases Receivable             $ 8,114   $ 9,615   $25,396   $29,795
  Mortgage-Backed and Related Securities       43        84       157       310
  Taxable Securities                          535       587     1,442     1,477
  Tax Exempt Securities                        55        71       181       256
  Other Interest and Dividend Income          155       184       467       775
                                          -------   -------   -------   -------
  Total Interest Income                     8,902    10,541    27,643    32,613
INTEREST EXPENSE
  Deposits                                  3,066     4,727     9,499    15,423
  Advances from Federal Home Loan Bank        697       752     2,112     2,328
  Other Borrowed Funds                         52        94       202       399
                                          -------   -------   -------   -------
  Total Interest Expense                    3,815     5,573    11,813    18,150
                                          -------   -------   -------   -------
NET INTEREST INCOME                         5,087     4,968    15,830    14,463
  Provision for Loan Losses                   217       300       853       800
                                          -------   -------   -------   -------
NET INTEREST INCOME AFTER PROVISION FOR
  LOAN LOSSES                               4,870     4,668    14,977    13,663
NON-INTEREST INCOME
  Loan Charges and Servicing Fees             248       198       689       671
  Loan Prepayment Fees                        258       224     1,213       562
  Mortgage Banking Fees                       205       127       473       487
  Deposit Related Charges and Fees            308       329       915       881
  Gain/(Loss) on Sale of Securities/Loans      39        (3)      113       371
  Insurance and Annuity Commissions            24        22        47        68
  Other                                        64        59       185       181
                                          -------   -------   -------   -------
  Total Non-Interest Income                 1,146       956     3,635     3,221
NON-INTEREST EXPENSE
  Compensation and Benefits                 1,570     1,622     5,306     4,827
  Commissions and Incentives                  204       216       542       838
  Occupancy and Equipment                     501       487     1,458     1,446
  Federal Deposit Insurance Premium            19        22        60        66
  Data Processing                             282       251       808       749
  Advertising                                 212       169       622       570
  Other Real Estate Owned                       5       (19)      278        62
  Amortization of Goodwill                     51        51       154       154
  Amortization of Mortgage Servicing Rights    20        32        65        67
  Other                                       462       487     1,425     1,491
                                          -------   -------   -------   -------
  Total Non-Interest Expense                3,326     3,318    10,718    10,270
                                          -------   -------   -------   -------
INCOME BEFORE INCOME TAXES                  2,690     2,306     7,894     6,614
Income Tax Provision                         (982)     (832)   (2,893)   (2,393)
                                          -------   -------   -------   -------
NET INCOME                                $ 1,708   $ 1,474   $ 5,001   $ 4,221
                                          =======   =======   =======   =======
Basic Earnings per Share                    $0.50     $0.39     $1.46     $1.10
Diluted Earnings per Share                  $0.48     $0.37     $1.39     $1.07

Comprehensive Income                      $ 1,567   $ 1,785   $ 5,014   $ 5,102




COVEST BANCSHARES, INC.
AVERAGE BALANCE SHEET
The following table sets forth certain information related to the Company's average balance sheet.  It reflects the average yield on assets and average cost of liabilities for the periods indicated, on a fully tax equivalent basis, as derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods indicated.
(Dollars in Thousands)

                                                               THREE MONTHS ENDED
                                     -------------------------------------------------------------------
                                                SEPT 30, 2002                     SEPT 30, 2001
                                     --------------------------------- ---------------------------------
                                        AVERAGE                AVERAGE    AVERAGE             AVERAGE
                                        BALANCE   INTEREST   YIELD/COST   BALANCE  INTEREST  YIELD/COST
                                       --------   --------   ----------   -------  --------  ----------
INTEREST EARNING ASSETS:
  Commercial Loans(A)(B)               $ 52,789    $   784      5.94%    $ 40,183   $   731     7.28%
  Multi-Family Loans(A)(B)              223,746      3,500      6.26      191,840     3,610     7.53
  Commercial Real Estate Loans(A)(B)     77,859      1,220      6.27       87,127     1,771     8.13
  Construction Loans(A)(B)               50,908        891      7.00       55,373     1,271     9.18
  Commercial/Muni Leases(B)                 966         13      5.38        2,612        39     5.97
  Mortgage Loans(A)(B)                   55,483      1,017      7.33       62,827     1,208     7.69
  Consumer Loans (A)                     41,701        689      6.61       48,458       985     8.11
  Securities                             50,230        618      4.92       49,543       694     5.61
  Mortgage-Backed and Related
    Securities                            2,355         43      7.30        4,650        84     7.23
  Equity Investments                      9,533        128      5.37        8,628       136     6.35
  Other Investments                       6,802         27      1.59        5,679        48     3.38
                                       --------    -------      ----     --------   -------     ----
Total Interest-Earning Assets          $572,372    $ 8,930      6.24%    $556,920   $10,577     7.60%
Non-Interest Earning Assets              20,659                            19,183
                                       --------                          --------
  TOTAL ASSETS                         $593,031                          $576,103
                                       ========                          ========
INTEREST-BEARING LIABILITIES:
  Interest-Bearing Checking            $ 32,031    $   107      1.32%    $ 25,703   $    88     1.37%
  Savings                                80,274        505      2.52       44,504       281     2.53
  Money Market                           95,950        402      1.68      120,401       993     3.30
  Certificates of Deposits              168,651      1,560      3.70      180,979     2,594     5.73
  Jumbo CDs                               2,197         12      2.18        6,317        82     5.19
  Purchased CDs                          49,687        481      3.87       46,657       689     5.90
  FHLB Advances                          61,065        697      4.57       48,750       752     6.17
  Other Borrowed Funds                    9,079         52      2.29       10,540        94     3.61
                                      ---------    -------      ----     --------   -------     ----
Total Interest-Bearing Liabilities     $498,934    $ 3,815      3.06%    $483,851   $ 5,573     4.61%
Non-Interest Bearing Deposits            33,282                            28,740
Other Liabilities                        13,960                            14,046
                                      ---------                          --------
TOTAL LIABILITIES                      $546,176                          $526,637
Stockholders' Equity                     46,855                            49,466
                                       --------                          --------
TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY                $593,031                          $576,103
                                       ========                          ========
NET INTEREST INCOME                                $ 5,115                          $ 5,004
                                                   =======                          =======
NET INTEREST RATE SPREAD (C)                                    3.18%                           2.99%
                                                                ====                            ====
NET INTEREST MARGIN (D)                                         3.58%                           3.59%
                                                                ====                            ====
(A) Includes cash basis loans.
(B) Includes deferred fees/costs.
(C) Interest Rate Spread is calculated by subtracting the average cost of interest-bearing liabilities from the average rate on interest-earning assets.
(D) Net Interest Margin is calculated by dividing net interest income by average interest-earning assets.













COVEST BANCSHARES, INC.
AVERAGE BALANCE SHEET
The following table sets forth certain information related to the Company's average balance sheet.  It reflects the average yield on assets and average cost of liabilities for the periods indicated, on a fully tax equivalent basis, as derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods indicated.
(Dollars in thousands)

                                                                NINE MONTHS ENDED
                                     -------------------------------------------------------------------
                                                SEPT 30, 2002                    SEPT 30, 2001
                                     --------------------------------- ---------------------------------
                                        AVERAGE                AVERAGE    AVERAGE             AVERAGE
                                        BALANCE   INTEREST   YIELD/COST   BALANCE  INTEREST  YIELD/COST
                                       --------   --------   ----------   -------  --------  ----------
INTEREST EARNING ASSETS:
  Commercial Loans(A)(B)               $ 52,179    $ 2,321      5.93%    $ 38,505   $ 2,206     7.64%
  Multi-Family Loans(A)(B)              226,853     10,785      6.34      183,879    10,678     7.74
  Commercial Real Estate Loans(A)(B)     79,323      4,128      6.94       83,406     5,121     8.19
  Construction Loans(A)(B)               51,352      2,785      7.23       51,908     3,789     9.73
  Commercial/Muni Leases(B)               1,286         57      5.91        3,663       165     6.01
  Mortgage Loans(A)(B)                   56,152      3,147      7.47       79,988     4,644     7.74
  Consumer Loans (A)                     43,305      2,174      6.69       49,735     3,192     8.56
  Securities                             45,671      1,716      5.01       42,964     1,864     5.78
  Mortgage-Backed and Related
    Securities                            2,857        157      7.33        5,864       310     7.05
  Equity Investments                      9,357        366      5.22        8,367       382     6.09
  Other Investments                       8,519        101      1.60       12,491       393     4.20
                                       --------    -------      ----     --------   -------     ----
Total Interest-Earning Assets          $576,854    $27,737      6.41%    $560,770   $32,744     7.79%
Non-Interest Earning Assets              19,628                            17,612
                                       --------                          --------
  TOTAL ASSETS                         $596,482                          $578,382
                                       ========                          ========
INTEREST-BEARING LIABILITIES:
  Interest-Bearing Checking            $ 30,591    $   304      1.33%    $ 24,182   $   234     1.29%
  Savings                                69,474      1,299      2.49       43,345       810     2.49
  Money Market                          102,023      1,307      1.71      120,645     3,544     3.92
  Certificates of Deposits              169,728      4,975      3.91      172,939     7,711     5.95
  Jumbo CDs                               4,961         96      2.58        8,382       368     5.85
  Purchased CDs                          53,658      1,518      3.77       58,166     2,756     6.32
  FHLB Advances                          64,396      2,112      4.37       49,817     2,328     6.23
  Other Borrowed Funds                   11,684        202      2.31       12,037       399     4.42
                                      ---------    -------      ----     --------   -------     ----
Total Interest-Bearing Liabilities     $506,515    $11,813      3.11%    $489,513   $18,150     4.94%
Non-Interest Bearing Deposits            32,135                            26,864
Other Liabilities                        11,671                            13,118
                                      ---------                          --------
TOTAL LIABILITIES                      $550,321                          $529,495
Stockholders' Equity                     46,161                            48,887
                                       --------                          --------
TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY                $596,482                          $578,382
                                       ========                          ========
NET INTEREST INCOME                                $15,924                          $14,594
                                                   =======                          =======
NET INTEREST RATE SPREAD (C)                                    3.30%                           2.85%
                                                                ====                            ====
NET INTEREST MARGIN (D)                                         3.68%                           3.47%
                                                                ====                            ====
(A) Includes cash basis loans.
(B) Includes deferred fees/costs.
(C) Interest Rate Spread is calculated by subtracting the average cost of interest-bearing liabilities from the average rate on interest-earning assets.
(D) Net Interest Margin is calculated by dividing net interest income by average interest-earning assets.